Exhibit 99.1

Report of Independent Auditors

The Board of Directors of

Acadia Healthcare Company, Inc.

We have audited the accompanying combined balance sheets of Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC (the Entities) as of December 31, 2011 and 2010, and the related combined statements of income, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Entities’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Entities’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entities’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Entities at December 31, 2011 and 2010, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

April 26, 2012

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Combined Balance Sheets

	December 31,
	2011	2010
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$52	$563
Accounts receivable, less allowance for doubtful accounts of $906 in 2011 and $816 in 2010	4,008	3,584
Deferred tax asset	783	818
Other current assets	337	387

Total current assets	5,180	5,352

Property and equipment:
Land	3,155	3,152
Buildings and improvements	16,319	16,137
Equipment	2,942	2,730
Construction in progress	48	33

	22,464	22,052
Less accumulated depreciation and amortization	(4,882)	(3,788)

Net property and equipment	17,582	18,264
Goodwill	22,600	22,600
Other assets	1	2

Total assets	$45,363	$46,218

Liabilities and members’ equity
Current liabilities:
Accounts payable	$832	$769
Accrued salaries and benefits	1,429	1,615
Fair value of derivative financial instrument	194	—
Due to parent	19,791	27,724
Other accrued liabilities	25	23

Total current liabilities	22,271	30,131

Fair value of derivative financial instruments	—	470
Deferred income taxes liability	2,737	2,194

Total liabilities	25,008	32,795

Members’ equity:
Common units, $1 par value; authorized: 200 units; issued and outstanding 200 units	—	—
Retained earnings	20,355	13,423

Total members’ equity	20,355	13,423

Total liabilities and members’ equity	$45,363	$46,218

See accompanying notes.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Combined Income Statements

	Year Ended December 31,
	2011	2010
	(In Thousands)
Revenue:
Patient service revenue	$41,983	$40,992
Provision for doubtful accounts	1,458	1,063

Net patient service revenue	40,525	39,929
Other revenue	1,465	1,466

Total revenue	41,990	41,395

Expenses:
Salaries and wages	18,913	18,127
Employee benefits	2,478	2,349
Professional fees	1,374	1,271
Supplies	2,819	2,835
Rentals and leases	171	159
Other operating expenses	4,119	3,978
Depreciation and amortization	1,046	1,152
Interest expense, net	343	1,115
Change in fair value of derivative financial instrument	(276)	41
Loss on debt extinguishment	—	272

Total expenses	30,987	31,299

Income before income taxes	11,003	10,096
Income tax expense	4,071	3,841

Net income	$6,932	$6,255

See accompanying notes.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Combined Statements of Members’ Equity

(Dollars in Thousands)

	Common Units
	Units	Amount	Retained Earnings	Total
Balance, January 1, 2010	200	$—	$7,168	$7,168
Net income		—	6,255	6,255

Balance, December 31, 2010	200	—	13,423	13,423
Net income		—	6,932	6,932

Balance, December 31, 2011	200	$—	$20,355	$20,355

See accompanying notes.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Combined Statements of Cash Flows

	Year Ended December 31,
	2011	2010
	(In Thousands)
Operating activities
Net income	$6,932	$6,255
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,046	1,152
Amortization of deferred financing costs	—	72
Loss on debt extinguishment	—	272
Income taxes	4,071	3,841
Change in fair value of derivative financial instrument	(276)	41
Gain on sale of property and equipment	6	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(424)	596
Other assets	51	443
Accounts payable and accrued liabilities	(121)	(435)
Due to/from parent	(11,426)	8,612

Net cash provided by (used in) operating activities	(141)	20,849

Investing activities
Purchases of property and equipment	(370)	(1,019)

Net cash used in investing activities	(370)	(1,019)

Financing activities
Principal payments on long-term debt	—	(20,144)

Net cash used in financing activities	—	(20,144)

Decrease in cash and cash equivalents	(511)	(314)
Cash and cash equivalents at beginning of year	563	877

Cash and cash equivalents at end of year	$52	$563

Supplemental cash flows information
Interest paid	$343	$1,129

See accompanying notes.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements

December 31, 2011

(Dollars in Thousands)

1. Description of the Business and Summary of Significant Accounting Policies

Organization and Basis of Presentation

Haven Behavioral Healthcare Holdings, LLC was formed in June 2006 as a Delaware limited liability entity to acquire and hold 100% of the capital stock of Haven Behavioral Healthcare, Inc. and its affiliates (collectively “Haven” or “Parent”) and to acquire, develop and manage behavioral healthcare facilities. Haven Behavioral Healthcare, Inc. through its affiliates is the parent of, among other affiliates, Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC. Effective March 1, 2012, Haven sold all of the equity interests of the following (collectively referred to herein as the “Entities”) to Hermitage Behavioral, LLC, a subsidiary of Acadia Healthcare Company, Inc.:

Haven Hospital Holdings, LLC

Haven Hospital Holdings, LLC (Haven Holdings) owns the following companies:

Haven Behavioral Services of Tucson, LLC (Sonora) operates a 56-bed acute behavioral facility in Tucson, Arizona providing inpatient behavioral health treatment services for children, adolescents and adults and intensive outpatient chemical dependency treatment services for adults.

Haven Rolling Hills Hospital, Inc. (Rolling Hills) operates a 44-bed acute behavioral facility in Ada, Oklahoma providing inpatient behavioral health treatment services for adults.

Haven Rolling Hills Properties, Inc. (Rolling Hills Properties) is an entity established solely for the purpose of holding the property and equipment of Rolling Hills and the related debt issued under a U.S. Department of Housing and Urban Development financing program. Refer to Note 2.

Haven Hospital Holdings of Texas, LLC

Haven Hospital Holdings of Texas, LLC owns Haven Red River Hospital, LLC (Red River), which operates a 66-bed acute behavioral facility in Wichita Falls, Texas, providing inpatient and outpatient behavioral health treatment services for children, adolescents and adults.

The accompanying financial statements include the combined financial position and combined results of operations of the Entities. All significant intercompany balances and transactions have been eliminated in the preparation of the accompanying combined financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of all liquid investments with a maturity of three months or less when purchased.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements — (Continued)

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, the Entities evaluate their estimates. The Entities base their estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Accounts Receivable (and Related Allowance for Doubtful Accounts)

The Entities report accounts receivable for services rendered at net realizable amounts from third-party payers, patients and others. Contractual adjustments are recorded at the time of billing and accrued on all unbilled accounts.

The Entities provide an allowance for doubtful accounts based upon a review of outstanding receivables, historical collection information and existing economic conditions. As a service to the patient, the Entities bill third-party payers directly and bill the patient when the patient’s liability is determined. Patient accounts receivable are due in full when billed. Accounts are considered delinquent and subsequently written off to the allowance based on individual credit evaluation and specific circumstances of the account. Collection agencies are used to exhaust all collection efforts.

A summary of activity in the Entities’ allowance for doubtful accounts is as follows:

	Balances at Beginning of Period	Additions Charged to Net Patient Service Revenue	Accounts Written Off, Net of Recoveries	Balances at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2011	$816	$1,458	$1,368	$906
Year ended December 31, 2010	$969	$1,063	$1,216	$816

Inventories

Inventories consist primarily of pharmaceuticals and supplies and are stated at the lower of cost or market. Inventory costs are determined using the first-in, first-out (FIFO) method. Inventories were $141 and $140 as of December 31, 2011 and 2010, respectively. These balances are included in other current assets in the accompanying balance sheets.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization is computed by applying the straight-line method over the lesser of the estimated useful lives of the assets or lease terms. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements — (Continued)

Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. In accordance with Accounting Standard Codification (ASC) Topic 350, Intangibles – Goodwill and Other, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are subject to annual impairment tests. The Entities are one reporting unit for purposes of the impairment test. The fair value of the reporting unit is compared to its carrying amount on at least an annual basis to determine if there is potential impairment. If the fair value is less than carrying value, the fair value of the reporting unit is assigned to its respective assets and liabilities, including goodwill.

An impairment charge is recorded if the implied fair value of goodwill is determined to be less than its carrying value. No goodwill impairments were recognized during the years ended December 31, 2011 and 2010.

Deferred Financing Costs

Deferred financing costs relate solely to the term loan held by Red River. Financing costs related to the Red River term loan are deferred and amortized over the life of the related debt using the effective interest method.

Income Taxes

Haven files a consolidated tax return as a “C” Corporation for all of its affiliates, including the Entities. Rolling Hills and Rolling Hills Properties are also “C” Corporations, while the remaining Entities are Limited Liability Companies (LLC), which are disregarded for tax purposes under the provisions of IRS Code and similar sections of applicable states’ income tax law.

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more-likely-than-not that a deferred tax asset will not be realized. Haven follows ASC Topic 740, Income Taxes. Only tax positions that meet the more-likely-than-not recognition threshold may be recognized. The final outcome of audits by federal and state taxing authorities may have a significant effect on the financial position and results of operations of the Entities. As a result, the Entities did not derecognize any previously recognized tax benefits.

Net Patient Service Revenue (and Related Allowance for Contractual Discounts)

Net patient service revenue is recorded on the accrual basis in the period in which services are provided. Net patient service revenue includes amounts estimated by management to be reimbursable by Medicare, Medicaid and other payers under provisions of cost or prospective reimbursement formulas in effect. Amounts received are generally less than the established billing rates and the differences (contractual discounts) are reported as deductions from gross charges to arrive at patient service revenue at the time the service is rendered. The effects of other arrangements for providing services at less than established rates, including certain self-pay discounts provided to uninsured patients, are reported as deductions from patient service revenue.

Revenue is recorded based upon the estimated amounts due from Medicare, Medicaid and other payers. The Entities estimate contractual discounts on a payer-specific basis based on their interpretation of the applicable regulations or contract terms and the historical collections of each payer. Changes in estimates related to contractual discounts affect patient service revenue reported in the Entities’ results of operations and are recorded in the period the change in estimate occurs.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements — (Continued)

Settlements under cost-based reimbursement agreements with third-party payers are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare, Medicaid and other third-party payer programs often occurs in subsequent years because of audits performed by the programs, rights of appeal, and the application of numerous technical provisions. Estimated amounts due from third-party payers were $326 and $196 at December 31, 2011 and 2010, respectively, and are included in accounts receivable in the accompanying balance sheets.

The Entities’ patient service revenue by payor type as a percentage of total patient service revenue for the years ended December 31 is as follows:

	2011	2010
Medicare	42%	40%
Medicaid	5	7
Other governmental programs	29	31
Self-pay	2	2
Managed care and other insurers	22	20

Total patient service revenue	100%	100%

Final determination of amounts earned under prospective payment and cost-based reimbursement activities is subject to review by appropriate governmental authorities or their agents. Net patient service revenue derived under the Medicare and Medicaid programs for which reimbursement is generally less than the Entities’ established rates was approximately 47% of net patient revenue for the years ended December 31, 2011 and 2010. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation.

The Entities provide care without charge to patients who are financially unable to pay for the healthcare services they receive based on the Entities’ charity care program. The costs of providing charity care services were $34 and $33 for the years ended December 31, 2011 and 2010, respectively.

Other Revenue

Other revenue is comprised primarily of revenue for management services provided by Sonora to a certain not-for-profit corporation which has a contract with the Community Partnership of Southern Arizona, the Regional Behavioral Health Authority, to operate an adolescent crisis stabilization and respite unit in Tucson, Arizona.

Recently Issued Accounting Pronouncements

During 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-24, Health Care Entities: Presentation of Insurance Claims and Recoveries, which provides clarification to companies in the healthcare industry on the accounting for professional liability insurance. ASU 2010-24 states that insurance liabilities should not be presented net of insurance recoveries and that an insurance receivable should be recognized on the same basis as the liabilities, subject to the need for a valuation allowance for uncollectible accounts. ASU 2010-24 is effective for fiscal years beginning after December 15, 2010 and was adopted by the Entities’ on January 1, 2011. The adoption of this standard had no impact on the Entities’ financial statements.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements — (Continued)

During 2010, the FASB issued ASU No. 2010-23, Health Care Entities: Measuring Charity Care for Disclosure, which standardizes cost as the basis for charity care disclosures. The Entities estimate their cost of care provided under its charity care program utilizing a ratio of cost to gross charges multiplied by the gross charity care charges. The ratio of cost to gross charges is based on total operating expenses for the Entities divided by gross patient revenue. Previously the Entities reported their estimates of services provided under their charity care programs based on gross charges. The adoption of ASU 2010-23 had no impact on the Entities’ financial statements.

During 2011, the FASB issued ASU No. 2011-08 Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment (ASU 2011-08). ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test as described in Topic 350. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step goodwill impairment test is unnecessary. In accordance with ASU 2011-08, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. Additionally, ASU 2011-08 permits an entity to resume performing the qualitative assessment in any subsequent period. ASU 2011-08 is effective for annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Entities have not adopted the provisions of ASU 2011-08 as of December 31, 2011. The adoption is not expected to have an impact to the Entities’ financial statements.

During 2011, the Entities adopted the provisions of ASU No. 2011-07 Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities (ASU 2011-07). ASU 2011-07 requires health care entities to change the presentation for the statement of operations by reclassifying the provision for doubtful accounts related to patient service revenue from an operating expense to a deduction from patient service revenue. ASU 2011-07 is required to be applied retrospectively effective for non-public entities for fiscal years ending after December 15, 2012, with early adoption permitted. The Entities have adopted the provisions of 2011-07.

2. Long-Term Debt

Haven 2010 Credit Agreements

In 2010, Haven entered into a new senior secured credit agreement (“2010 Senior Credit Agreement”) and second lien credit agreement (“2010 Second Lien Credit Agreement”). The credit facilities are secured by substantially all assets of Haven. Haven used a majority of the proceeds to pay off its existing debt. In connection with the 2010 Senior Credit Agreement and 2010 Second Lien Credit Agreement, $272 of unamortized deferred financing costs from the Entities’ previous existing credit agreements were written off and recorded as loss on debt extinguishment in the accompanying combined income statement.

Previous Credit Agreements

The previous credit agreements, which were paid in full on October 12, 2010, included the following:

•	First lien note payable on Haven Holdings; principal payable in monthly installments of $15; interest payable in monthly installments based on the Eurodollar Rate plus 3.75%.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements — (Continued)

•	First lien mortgage payable on Rolling Hills Properties; principal payable in monthly installments of $32, including interest at 6.85%.

•

First lien note payable on Red River; principal payable in monthly installments ranging from $26 to $45 with a balloon payment of $10,500 due June 2012; interest payable in monthly installments based on Adjusted LIBOR plus a margin of indebtedness to EBITDA as defined in the respective agreement.

•	Revolving line of credit in the amount of $4,000 collateralized by substantially all assets of Haven Holdings; interest payable in monthly installments based on the Eurodollar Rate plus 3.75%.

3. Derivative Financial Instrument

Haven and its affiliates periodically enter into interest rate swap agreements to manage their exposure to the risk of changes in future cash flows due to interest rate fluctuations. During 2009, Red River entered into an interest rate swap agreement for a notional amount of $12,000. Under the terms of the agreement, Red River receives a floating interest rate equal to one month LIBOR and pays a fixed interest rate of 3.09%.

The interest rate swap agreement is recorded at fair value and was deemed ineffective. Accordingly, changes in fair value are included in net income in the financial statements. The fair value of the Red River swap agreement was a liability of $194 and $470 at December 31, 2011 and 2010, respectively. The changes in the fair value of the swap agreement were $276 of income and $41 of expense for the years ended December 31, 2011 and 2010, respectively.

The interest rate swap agreement was terminated effective February 24, 2012. Refer to Note 10 for further discussion.

4. Members’ Equity

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC each had 100 common units outstanding at December 31, 2011 and 2010. The holders of the units are entitled to one vote per unit on all matters to be voted on by the members.

5. Income Taxes

The Entities’ effective income tax rate differs from the statutory federal income tax rate of 34% primarily as a result of state income taxes, nondeductible expenses and amortization of goodwill for income taxes.

The tax effects of temporary differences related to deferred taxes shown on the balance sheet are:

	2011	2010
Deferred tax assets:
Allowance for doubtful accounts	$571	$439
Charitable donations	6	4
Accrued compensated absences and bonuses	274	339
Change in fair value of interest rate swap agreements	66	160

	917	942

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements — (Continued)

Deferred tax liabilities:
Depreciation	971	946
Prepaid expenses	77	74
Goodwill	1,672	1,151
481(a) Adjustment	95	98
Non accrual experience method	56	49

	2,871	2,318

Net deferred tax liability	$1,954	$1,376

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the positive and negative evidence from all sources including historical operating results, prudent and feasible tax planning strategies and projections of future taxable income.

Haven and its affiliates are currently under federal tax examination for 2009. The Entities are no longer subject to federal, state or local income tax examinations by taxing authorities before 2006.

The Entities will recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit based on the technical merits of the position. As of December 31, 2011, the Entities had no unrecognized tax benefits. Penalties and interest are recorded to income tax expense; however, the Entities have no amounts recorded.

The Entities are jointly and severally liable with Parent for U.S. income taxes. Taxes that are determined on a combined basis are presented as though the reporting group filed on a separate basis. Taxes have been allocated to both corporations and LLCs in the reporting group. Amounts due to Parent using this basis were $9.0 million and $5.6 million at December 31, 2011 and 2010, respectively.

6. Employee Retirement Plan/Profit-sharing Plan

Haven sponsors a defined contribution plan that provides for discretionary employer contributions and for optional employee contributions. All employees who meet minimum age and service requirements are eligible to participate in the plan. The plan contains provisions for employer matches of employee contributions up to certain rates of employee contributions. There were no employer contributions made during the years ended December 31, 2011 and 2010.

7. Commitments and Contingencies

Contingencies

The Entities are presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of the Entities’ management, the ultimate resolution of known matters will not have a material adverse effect on the Entities’ financial position or results of operations.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements — (Continued)

Healthcare Regulations

Laws and regulations governing the Medicare and Medicaid and other federal health care programs are complex and subject to interpretation. The Entities’ management believes that the Entities are in compliance with all applicable laws and regulations in all material respects and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare, Medicaid and other federal health care programs.

Professional Liability Coverage and Claims – Deferred Risk Liability

Haven maintains claims-made commercial insurance related to professional liability risks for its affiliates. Under such policy, only claims made and reported to the insurer are covered during the policy term, regardless of when the incident giving rise to the claim occurred. The Entities are not aware of any unasserted claims or unreported incidents which are expected to exceed malpractice insurance coverage limits as of December 31, 2011.

Acquisitions

The Entities acquired businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and anti-kickback laws. Although the Entities institute policies designed to conform practices to its standards following completion of acquisitions, there can be no assurance that the Entities will not become liable for the past activities of these acquired facilities that may later be asserted to be improper by private plaintiffs or government agencies. Although the Entities generally seek to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

Current Economic Conditions

The current protracted economic decline continues to present healthcare organizations with difficult circumstances and challenges, which in some cases have resulted in declines in volume of business and constraints on liquidity and difficulty obtaining financing. The financial statements have been prepared using values and information currently available to the Entities.

Some of the Entities’ patients are covered by government sponsored Medicare, Medicaid or other governmental programs. The effect of the current economic conditions on government budgets may have an adverse effect on the cash flow from these programs. Further, economic conditions have made it difficult for certain of the Entities’ patients to pay for services rendered. As employers make adjustments to health insurance plans, services provided to self-pay and other payers may significantly impact net patient service revenue, which could have an adverse impact on the Entities’ future operating results.

In addition, given the current protracted economic conditions, the value of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in allowances for accounts receivables, realization of deferred tax assets and valuation of goodwill that could negatively impact the Entities’ future financial position and results of operations.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements — (Continued)

Operating Leases

Noncancellable operating leases for equipment expire in various years through 2014. Future minimum lease payments at December 31, 2011, were:

2012	$91
2013	43
2014	14

$148

Rent expense under the operating leases was $171 and $159 for the years ended December 31, 2011 and 2010, respectively.

8. Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the inputs and valuation methodologies used for liabilities measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such liabilities pursuant to the valuation hierarchy. As of December 31, 2011 and 2010, the only liability measured at fair value on a recurring basis in the accompanying balance sheets is the interest rate swap agreement.

Interest Rate Swap Agreement

The fair value of the interest rate swap agreement is estimated using forward-looking interest rate curves and discounted cash flows that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.

The following table presents the fair value measurements of liabilities recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the ASC Topic 820 fair value hierarchy in which the fair value measurements fall:

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements — (Continued)

		Fair Value Measurements Using
		Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2011:
Interest rate swap agreement liability	$194	$—	$194	$—

December 31, 2010:
Interest rate swap agreement liability	$470	$—	$470	$—

The interest rate swap agreement was terminated on February 24, 2012. Refer to Note 10 for further discussion.

Other Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term nature of these items.

9. Related Party Transactions

During 2011 and 2010, Haven provided patient financial services to Rolling Hills and Sonora. Costs of providing patient financial services allocated to Rolling Hills and Sonora were $202 and $199 for the years ending December 31, 2011 and 2010, respectively. In addition, Haven maintains a centralized cash processing system. Amounts reported as due to related parties represent the extent that acquisition costs, capital expenditures, debt extinguishment and operating expenses paid by Haven exceed the cash receipts received by Haven from the Entities. Any outstanding amounts due to Haven were forgiven in connection with the sale of the Entities effective March 1, 2012.

10. Subsequent Events

Subsequent events have been evaluated through April 26, 2012, which is the date the financial statements were available for issuance.

On January 17, 2012, the Centers for Medicare and Medicaid Services (CMS) approved the State of Oklahoma’s Supplemental Hospital Offset Payment Program (SHOPP) with an effective date of July 1, 2011. The legislation related to the SHOPP Program was signed into law by the Governor of Oklahoma on May 13, 2011, but subject to approval by CMS. The SHOPP program allows for the establishment of a hospital provider fee assessment on all non-exempt Oklahoma hospitals. Revenues from this assessment will be used to maintain hospital reimbursement from the Oklahoma SoonerCare Medicaid program and secure additional matching Medicaid funds from the federal government. Rolling Hills Hospital was assessed $247 for the program fiscal year ending June 30, 2012 and expects to receive $467 in supplemental revenues, resulting in $220 of additional net income from continuing operations before income taxes. Rolling Hills Hospital did not record any revenue or expense associated with the period of July 1, 2011 through December 31, 2011 in the accompanying financial statements for the year ended December 31, 2011 because CMS did not approve SHOPP until January 17, 2012. This approval was necessary to meet the revenue recognition criterion that persuasive evidence of an arrangement exists. SHOPP assessment expenses and supplemental revenue related to July 1, 2011 through December 31, 2011 totaled $123 and $233, respectively, resulting in $110 of additional net income from continuing operations before income taxes, and will be recorded in the first quarter of 2012.

Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC

Notes to Combined Financial Statements — (Continued)

Effective February 24, 2012, Red River terminated its interest rate swap agreement. The termination of the agreement resulted in a payment of $144 to the counterparty.

Effective March 1, 2012, Haven sold all equity interests of the Entities for approximately $91,000 subject to a working capital settlement. Any liabilities incurred prior to the sale related to professional and general liability claims and workers’ compensation claims were retained by Haven.